Exhibit 3.1

CERTIFICATE OF AMENDMENT OF THE

CERTIFICATE OF INCORPORATION

OF

SERVICESOURCE INTERNATIONAL, INC.

ServiceSource International, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Certificate of Incorporation filed with the Secretary of State of the State of Delaware on March 24, 2011 (the “Certificate of Incorporation”).

SECOND: Article VI, Section 6.2(b) of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“(b)     Each director elected at and after the annual meeting of stockholders held in 2018 shall be elected for a term expiring at the next succeeding annual meeting of stockholders and until such director’s successor shall have been elected and qualified, or until such director’s earlier death, resignation or removal.”

THIRD: Article VI, Section 6.4 of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“6.4     Vacancies and Newly Created Directorships. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, and except as otherwise provided in the DGCL, vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director, at any meeting of the Board of Directors. A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until the next election of the directors and until his or her successor shall be duly elected and qualified.”

FOURTH: This Certificate of Amendment shall become effective on May 22, 2018 at 12:01 a.m. Eastern Time.

FIFTH: The Board of Directors of the Corporation duly adopted resolutions setting forth and declaring advisable the foregoing amendments and directed that the proposed amendments be considered by the stockholders of the Corporation. The foregoing amendments were duly adopted by the stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware on May 16, 2018, at an annual meeting of the stockholders of the Corporation, and such amendments have not been subsequently modified or rescinded.

SIXTH: All other provisions of the Certificate of Incorporation shall remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 21st day of May, 2018.

/s/ Patricia A. Elias
Patricia A. Elias
Executive Vice President and General Counsel